SCHEDULE 13G

THIS PAPER  DOCUMENT IS BEING  SUBMITTED  PURSUANT TO RULE 902(g) OF  REGULATION
S-T.

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ______)*

                            STERIGENICS INTERNATIONAL
                                (Name of Issuer)

                                     COMMON
                         (Title of Class of Securities)

                                    85915R105
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.  85915R105                                                 13G                                  Page 2 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL GROWTH FUND     95-4107950
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             NONE
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     346,216
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     346,216
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              346,216
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 2 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.  85915R105                                                 13G                                  Page 3 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (CF)   95-4107954
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     346,219
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     346,219
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              346,219
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 3 of 13 Pages

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CUSIP No. 85915R105                                                 13G                                  Page 4 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS III        95-4121645
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             NONE
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     22,099
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     22,099
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              22,099
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              LESS THAN 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 4 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 85915R105                                                  13G                                  Page 5 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS F. STEPHENSON
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             NONE
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     368,315
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     368,315
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              368,315
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.4%

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 5 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.  85915R105                                                 13G                                  Page 6 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD T. VALENTINE
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     368,315
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     368,315
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              368,315
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.4%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 6 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 85915R105                                                  13G                                  Page 7 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              GORDON RUSSELL
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     368,315
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     368,315
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              368,315
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.4%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 7 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 85915R105                                                  13G                                  Page 8 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     368,315
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     368,315
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              368,315
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.4%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 8 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 85915R105                                                  13G                                  Page 9 of 13 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)  [ ]
              N/A                                                                             (b)  [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              UK
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     368,315
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     NONE
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     368,315
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              368,315
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.4%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 9 of 13 Pages

Item 1.

       (a)        Name of Issuer:  STERIGENICS INTERNATIONAL

       (b)        Address of Issuer's Principal Executive Offices:
                                            4020 CLIPPER COURT
                                            FREMONT, CALIFORNIA 94538
Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital Growth Fund ("SCGF")
                                            Sequoia Partners (CF) ("SP(CF)")
                                            Sequoia Technology Partners III
                                            Pierre Lamond ("PL")
                                            Donald T. Valentine ("DTV")
                                            Thomas F. Stephenson ("TFS")
                                            Gordon Russell ("GR")
                                            Michael Moritz ("MM")

       SP(CF) is the General Partner of SCGF. PL, DTV, TFS, GR AND MM are General Partners of SP(CF) and STP III.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 4, Suite 280
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            SCGF, SP(CF), STP III:  California
                                            PL,  DTV,  TFS, GR:  United States;
                                            MM - UK

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             85915R105


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following x.

      Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                              Page 10 of 13 Pages

Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

     [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                              Page 11 of 13 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             , 1998

SEQUOIA CAPITAL GROWTH FUND
By its General Partner,
Sequoia Partners (CF)


--------------------------------
Thomas F. Stepehenson, General Partner



--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell


--------------------------------
Michael Moritz

                              Page 12 of 13 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             , 1997

SEQUOIA CAPITAL V                               SEQUOIA TECHNOLOGY PARTNERS V
By its General Partner,
Sequoia Partners (FR)


--------------------------------           -------------------------------------
Thomas F. Stephenson, General Partner      Thomas F. Stephenson, General Partner


--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell


--------------------------------
Michael Moritz
                              Page 13 of 13 Pages